Exhibit 4.5(h)

Compass Group Diversified Holdings LLC

61 Wilton Road, 2nd Floor

Westport, Connecticut 06880

July 31, 2019

5.11, Inc.

5.11 TA, Inc.

1360 Reynolds Ave.

Irvine, CA

92614

Attention: Mr. James McGinty

Re:	Seventh Amendment to Credit Agreement

Ladies and Gentlemen:

Reference is made hereby to that certain Credit Agreement, dated as of August 31, 2016, as amended prior to the date hereof (the “Credit Agreement”), by and among Compass Group Diversified Holdings LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”), 5.11, Inc., a California corporation, as borrower (“Borrower”), and 5.11 TA, Inc. a Delaware corporation, as co-borrower (“Co-Borrower”). Capitalized terms used but not defined in this letter agreement (this “Amendment”) have the meanings ascribed to them in the Credit Agreement.

Borrower and Co-Borrower have requested that Lender amend, and Lender desires to amend, the Credit Agreement in accordance with the terms and conditions set forth herein. Accordingly, effective as of the date of this Amendment, Borrower, Co-Borrower and Lender hereby agree to, and do hereby, amend:

1.	Section 1.1 of the Credit Agreement is hereby amended by adding the following defined term:

Seventh Amendment Date means July 31, 2019.

2.	Section 1.1 of the Credit Agreement is further amended by deleting the existing definition of “Revolving Loan Commitment” and replacing it in its entirety with the following:

Revolving Loan Commitment means, on and after the Seventh Amendment Date up to and including December 31, 2020, $43,000,000 and, from and after January 1, 2021, $38,000,000 (as may be further reduced from time to time pursuant to the terms hereof), plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time commit to advance as Revolving Loans in connection with one or more Acquisitions; provided, however, that no advance in respect of any such additional Revolving Loan Commitment shall exceed that amount that would result in: (i) the Senior Debt to EBITDA Ratio exceeding 4.5 to 1.0; or (ii) the Total Debt to EBITDA

Ratio exceeding 6.5 to 1.0, with both such ratios calculated as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.

Except as expressly set forth herein, this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

On or prior to the date hereof, each of the following conditions precedent shall have been satisfied and thereafter this letter agreement shall be binding upon and inure to the benefit of the Borrower, Co-Borrower and the Lender and their respective successors and assigns:

a)	Lender shall have received each of the following:

i.	this Seventh Amendment, duly authorized and executed by Borrower and Co-Borrower;

ii.	an Acknowledgment and Confirmation of Grantors, dated the date hereof and otherwise in the form attached hereto as Exhibit A, duly executed by each Loan Party; and

iii.	such other agreements, documents, instruments and certificates as Lender may reasonably request.

b)	Each of Borrower and Co-Borrower shall have duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in this Seventh Amendment.

Each of Borrower and Co-Borrower hereby agrees that the failure to satisfy any of the conditions set forth in this letter agreement shall in no way affect or impair the obligations of Borrower and Co-Borrower or be construed as a waiver by the Lender of any of the Lender’s rights under the Credit Agreement.

Each of Borrower and Co-Borrower hereby represents and warrants that (a) the representations and warranties in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof, as though made on such date (except to the extent such representations or warranties relate solely to an earlier date), and (b) after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

This Amendment is a “Loan Document” under the Credit Agreement and reflects the entire understanding of the parties with respect to the matters covered hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart hereof. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail also shall deliver an original executed counterpart hereof, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

This Amendment shall be construed under and governed by the laws of the State of New York.

{Signature page follows}

Cordially,

LENDER:

COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Ryan J. Faulkingham
Name: Ryan J. Faulkingham
Title: Chief Financial Officer

BORROWER
5.11, INC.

By:	/s/ James McGinty
Name: James McGinty
Title: Chief Financial Officer

CO-BORROWER
5.11 TA, Inc.

By:	/s/ Zach Sawtelle
Name: Zach Sawtelle
Title: Secretary

Signature Page to Seventh Amendment to Credit Agreement

Exhibit A

Acknowledgment and Confirmation of Grantors

Each of the undersigned hereby acknowledges and confirms the terms of that certain Seventh Amendment to the Credit Agreement, dated as of the date hereof (the “Amendment”), among 5.11, Inc., 5.11 TA, Inc. and Compass Group Diversified Holdings LLC. The undersigned further acknowledge and agree that (i) the execution and delivery of the Amendment by Borrower and Co-Borrower to Lender will not adversely affect or impair any of its obligations to Lender under that certain Guarantee and Collateral Agreement dated as of August 31, 2016 among the Grantor parties thereto and Lender (the “Guaranty”), and (ii) the Guaranty is in full force and effect as of the date hereof and the same is hereby ratified and confirmed.

Dated as of: July 31, 2019

5.11 ABR CORP., as a Grantor

By:

Name:
Title:

5.11 ACQUISITION CORP., as a Grantor

By:

Name:
Title:

5.11 TA, INC., as a Grantor

By:

Name:
Title:

5.11, INC., as a Grantor

By:

Name:	James McGinty, CFO

BEYOND CLOTHING, LLC, as a Grantor

By:

Name:	John F. Wicks
Title:	Secretary

Signature Page to Acknowledgment and Confirmation